SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)	April 10, 2003 (April 9, 2003)

HOTELS.COM

(Exact Name of Registrant as Specified in Charter)

Delaware (State or other jurisdiction of incorporation or organization)	0-29575 (Commission File Number)	75-2817683 (I.R.S. Employer Identification No.)

8140 Walnut Hill Lane, Suite 800, Dallas, TX (Address of principal executive offices)		75231 (Zip Code)

(214) 361-7311
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

ITEM 5. OTHER EVENTS.
ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.
SIGNATURES
EXHIBIT INDEX
EX-2.1 Agreement and Plan of Merger
EX-2.2 Amendment to Amended/Restated Asset Agrmt
EX-99.1 Text of Press Release

ITEM 5. OTHER EVENTS.

On April 9, 2003, Hotels.com, a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with USA Interactive, a Delaware corporation (“USA”), and Hermitage Merger Corp., a Delaware corporation and direct wholly owned subsidiary of USA, pursuant to which USA will acquire all of the shares of Class A Common Stock, par value $0.01 per share (the “Company Common Stock”), of the Company that USA does not currently own and Hermitage Merger Corp. will merge with and into the Company (the “Merger”). In the Merger, each share of Company Common Stock will be converted into the right to receive 2.4 shares of common stock, par value $0.01 per share, of USA, and each share of the Company’s Class B Common Stock, par value $0.01, will be cancelled, retired and cease to exist.

USA currently owns approximately 68% of the outstanding Hotels.com stock and controls approximately 97% of the combined voting power of the outstanding Hotels.com shares. USA, as the holder of a majority of the voting power of Hotels.com has acted by written consent to approve the transaction. An Information Statement will be mailed to Hotels.com shareholders in connection with the transaction. No separate USA shareholder approval is required. The transaction, which is subject to customary conditions, is expected to be completed in the summer of 2003. The transaction is not subject to any material adverse effect conditions including the possible effects of war.

The foregoing description of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached as Exhibit 2.1 hereto. A copy of the press release, dated April 10, 2003, issued by Hotels.com and USA, relating to the above-described transaction is attached as Exhibit 99.1 hereto.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

(c) Exhibits.

2.1	Agreement and Plan of Merger by and among USA Interactive, Hermitage Merger Corp. and Hotels.com dated as of April 9, 2003.

2.2	Amendment to Amended and Restated Asset Purchase Agreement, dated as of April 9, 2003, by and among Hotels.com, USA Interactive, TMF Liquidating Trust, Robert Diener and David Litman.

99.1	Text of press release dated April 10, 2003.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, Hotels.com has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HOTELS.COM

	By:	/s/ Gregory S. Porter
Gregory S. Porter General Counsel and Secretary
Dated: April 10, 2003

EXHIBIT INDEX

Number	Description

2.1	Agreement and Plan of Merger by and among USA Interactive, Hermitage Merger Corp. and Hotels.com, dated as of April 9, 2003.

2.2	Amendment to Amended and Restated Asset Purchase Agreement, dated as of April 9, 2003, by and among Hotels.com, USA Interactive, TMF Liquidating Trust, Robert Diener and David Litman.

99.1	Text of press release dated April 10, 2003.